STRUCTURED ASSET MORTGAGE INVESTMENTS II TRUST 2005-F2
Pass-Through Certificates, Series 2005-F2

TERMS AGREEMENT

Dated: as of October 28, 2005

To:	STRUCTURED ASSET MORTGAGE INVESTMENTS II INC

Re:	Underwriting Agreement dated July 29, 2003

Underwriter:	Bear, Stearns & Co. Inc.

Series Designation:	Series 2005-F2

Class Designation Schedule of the Certificates:

Terms of the Certificates:

Class            Original Principal Amount        Interest Rate(1)
-----            -------------------------        ----------------
FA                     $75,000,000             Plus amounts, if any, paid under an Interest
                                                   Rate Cap, expressed as a percentage
FB                     $60,000,000             Plus amounts, if any, paid under an Interest
                                                     Rate Cap, expressed as a percentage

(1) The interest rates are more fully described in the Prospectus Supplement, dated the date hereof, relating to the Certificates.

          The Certificates purchased by the Underwriter will be offered from time to time by the Underwriter in one or more negotiated transactions or otherwise, at varying prices to be determined at the time of sale.

          Defined Terms: Terms not otherwise defined herein shall have the meanings given to such terms in the Pooling Agreement dated as of October 28, 2005 between Structured Asset Mortgage Investments II Inc., as depositor, and U.S. Bank National Association, as trustee.

           Form of Certificates Being Purchased by the Underwriter: Book-Entry.

          Distribution Dates: With respect to the Class FA and Class FB Certificates, the first Business Day following the 25th day of each month (or, if the 25th day is not a Business Day, the second Business Day following the 25th Business Day of each month), beginning in November 2005.

Certificate Rating for the Certificates Being Purchased by the Underwriters:

                      Class                                   Rating
                      -----                                   ------
                                                                S&P
                                                                ---
                      FA                                        AAA
                      FB                                        AAA

Pooled Certificates: The Pooled Certificates to be included in the Trust are as described in Annex A hereto.

Purchase Price: The aggregate purchase price payable by the Underwriter for the Certificates covered by this Agreement will be $135,000,000.

Credit Enhancement: None.

Closing Date: October 28, 2005

Waiver: Without affecting the enforceability or effectiveness of the Underwriting Agreement in accordance with its terms, the parties hereto waive any conditions or obligations of the Underwriter set forth in Sections 6(a) and (b) and Section 8(b) of such Underwriting Agreement with respect to this series Terms Agreement only.

The undersigned, as the Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Certificates as set forth herein.

BEAR, STEARNS & CO. INC.

By: /s/ Gary Reback
Name: Gary Reback
Title: Senior Managing Director

Accepted:

STRUCTURED ASSET MORTGAGE
INVESTMENTS II INC.

By: /s/ Sara Bonesteel
Name: Sara Bonesteel
Title: Vice President

Annex A

List of Pooled Certificates

Federal National Mortgage Corporation Guaranteed REMIC Pass-Through Certificates, FNMA REMIC Trust 2005-97, Class CF